Exhibit 10.8

GE VERNOVA INC. MIRROR 2022 LONG-TERM INCENTIVE PLAN

Section I. Purpose

The purpose of this GE Vernova Inc. Mirror 2022 Long-Term Incentive Plan is to assume on the Effective Date (as defined below), as a result of the spin-off of GE’s energy business (the “Spin-Off”), awards in GE Vernova Inc. as a result of the conversion of awards originally issued by General Electric Company (including any of its subsidiaries or affiliates, “GE”) under the GE 2022 Long-Term Incentive Plan, as amended from time to time (the “GE 2022 LTIP”) (such awards assuming the maximum achievement of performance metrics with respect to any GE performance-based awards, the “Spin-Off Awards”), to (i) certain current and former employees of GE and its affiliates as of the Spin-Off (“GE Participants”) and (ii) certain employees of GE Vernova Inc. and its Affiliates as of the Spin-Off (“GE Vernova Participants”, and together with GE Participants, “Spin-Off Participants”). Notwithstanding anything herein to the contrary, other than the Spin-Off Awards, no Awards (as defined below) shall be granted under this GE Vernova Inc. Mirror 2022 Long-Term Incentive Plan following the Effective Date.

Each Spin-Off Participant’s rights under this Plan are intended to be the same as such Spin-Off Participant’s rights under the GE 2022 LTIP immediately prior to the Effective Date. For the avoidance of doubt, (i) each Spin-Off Participant’s service with GE prior to the Effective Date shall be credited for purposes of such Spin-Off Participant’s respective Spin-Off Awards, (ii) no Spin-Off Participant shall be treated as incurring a Termination of Employment (as defined below), Separation from Service (as defined below), retirement or similar event for purposes of vesting, settlement, forfeiture or any other purpose under this Plan solely as a result of the Spin-Off and (iii) any Spin-Off Participant whose employment is terminated from GE or GE Vernova Inc. (or its subsidiaries or affiliates), as applicable, shall be deemed to have a Termination of Employment and Separation from Service under this Plan, even if such Spin-Off Participant is subsequently hired by GE Vernova Inc. (or its subsidiaries or affiliates) or GE, as applicable.

Notwithstanding anything herein to the contrary, with respect to any GE Participant, (i) all determinations with respect to the employment, status of employment or characterization of termination of employment (including any amendment or acceleration of vesting, exercise or settlement of the GE Participant’s respective Spin-Off Awards in connection with any termination of employment) shall be made by GE, and (ii) with respect to the definitions of “Cause,” “Disability,” “Good Reason,” “Retirement” and “Termination of Employment” and the provisions of Section XXI, references to (A) the “Company” shall refer to “GE,” (B) the “Committee” shall refer to the Management Development and Compensation Committee of the Board of Directors of GE (or its successor) and (C) “Affiliate” shall refer to any company or business entity under the direct or indirect control of GE, and any company or business entity in which GE has a 50% or more interest, in each case, as determined by the GE Committee.

Section II. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934.

(b)

“Affiliate” means any company or business entity under the direct or indirect control of the Company, and any company or business entity in which the Company has a 50% or more interest, in each case, as determined by the Committee.

(c)

“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award, or any combination of these, granted to a Participant pursuant to the provisions of the Plan.

(d)

“Award Agreement” means a written or electronic agreement or other instrument implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by the Participant (or both the Participant and an authorized representative of the Company), or in the form of certificates, notices or similar instruments as approved by the Committee and designated as such.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” means, except as otherwise provided in an Award Agreement, as determined in the sole discretion of the Committee, the Participant’s:

(i)

breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation or non-competition agreement with the Company or any Affiliate, or breach of a material term of any other agreement between the Participant and the Company or any Affiliate;

(ii)	engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or any Affiliate;

(iii)	commission of an act of dishonesty, fraud, embezzlement or theft;

(iv)	conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or

(v)	failure to comply with the Company’s or any Affiliate’s policies and procedures, including but not limited to the Company’s code of conduct.

A Participant’s employment or service will be deemed to have been terminated for Cause if the Committee determines subsequent to such termination that Cause existed at the time of such termination.

(g)	“Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any one of the following events:

(i)

a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby a Person directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(ii)

the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the Company’s assets (a “Business Combination”), unless following such Business Combination all or substantially all of the beneficial owners of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination beneficially own (directly or indirectly) more than 50% of the then-outstanding shares of common stock or combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from the business combination (including an entity that as a result of the Business Combination owns (directly or indirectly) the Company or all or substantially all of the Company’s assets in substantially the same proportions as their ownership immediately prior to the Business Combination).

For the avoidance of doubt, a public offering, internal restructuring or transfer of Common Stock or assets to any Affiliate and the Spin-Off will not be treated as a Change in Control.

(h)

“Change in Control Price” means the amount determined by the Committee in its sole discretion based on the following clauses, whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Common Stock in any merger or consolidation, tender offer or exchange offer whereby a Change in Control takes place (ii) the per share Fair Market Value of the Common Stock immediately before the Change in Control, without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid therefor, or (iii) the value per share of the Common Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date of cancellation and surrender of such Awards. In the event that the consideration offered to shareholders of the Company in a Change in Control consists of anything other than cash, the Committee shall determine in its sole discretion the fair cash equivalent of such non-cash consideration.

(i)	“Code” means the Internal Revenue Code of 1986.

(j)	“Committee” means the Talent, Culture, and Compensation Committee of the Board (or its successor) or such other committee as designated by the Board to administer the Plan.

(k)	“Common Stock” means the common stock of the Company, $0.01 par value per share, or such other class or kind of shares or other securities as may be applicable under Section XV.

(l)	“Company” means GE Vernova Inc. (a Delaware corporation) and, except as utilized in the definition of Change in Control, any successor corporation.

(m)

“Disability” means, except as otherwise provided in an Award Agreement, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A determination of Disability shall be made by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances, and in this respect, Participants shall submit to an examination by a physician upon request by the Committee.

(n)

“Dividend Equivalent” means an amount payable in cash or Common Stock, as determined by the Committee, equal to the dividends that would have been paid to the Participant if the share of Common Stock with respect to which the Dividend Equivalent relates had been owned by the Participant.

(o)

“Eligible Person” means any Spin-Off Participant; provided, however, that Incentive Stock Options may only be granted to employees of the Company or any of its “subsidiary corporations” within the meaning of Section 424 of the Code.

(p)	“FASB ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718 or any successor accounting standard.

(q)

“Fair Market Value” means as of any date, (i) the closing sales price of a share of Common Stock as quoted on the New York Stock Exchange or such other source as the Committee deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale is reported), or (ii) in the absence of an established market for the Common Stock, the value determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treasury Department regulation 1.409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(r)

“Good Reason” means, except as otherwise provided in an Award Agreement, any of the following, in each case, without the Participant’s consent: (i) a material reduction in the Participant’s base salary, (ii) a material breach by the Company or its Affiliate of any material provision of any agreement between the Participant and the Company or its Affiliate, or (iii) a material diminution in the Participant’s title, authority, duties, responsibilities or reporting relationships; provided, however, that the Termination of Employment or Separation from Service shall not be for Good Reason unless: (A) the Participant has provided written notice to the Chief Human Resources Officer of the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 calendar days of the date the Participant first becomes aware of such circumstances, (B) the Company or its Affiliate has been given at least 30 calendar days from the date on which such notice is provided to cure such circumstances (the “cure period”), and (C) the Termination of Employment or Separation from Service occurs within 30 calendar days following the Company’s or Affiliate’s failure to cure such circumstances within the cure period. For the avoidance of doubt, the Spin-Off or the sale, disposition or spin-off of any one or more businesses of the Company or its Affiliates, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material reduction in the Participant’s title, authority, duties, responsibilities or reporting relationships.

(s)	“Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t)	“Nonqualified Stock Option” means an Option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u)

“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(v)	“Other Stock-Based Award” means an Award granted to an Eligible Person as described in Section XI.

(w)	“Participant” means any Spin-Off Participant.

(x)

“Performance Award” means an Award described in Section XII pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for such performance period as specified in the Award Agreement.

(y)

“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 14(d) and 15(d) thereof, except that such term shall not include (i) the Company or any Affiliate, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(z)	“Plan” means this GE Vernova Inc. Mirror 2022 Long-Term Incentive Plan.

(aa)

“Restricted Stock” means an Award or issuance of Common Stock the vesting and/or transferability of which is subject during specified periods of time to such terms and conditions (including continued employment or engagement or performance conditions) as the Committee determines.

(bb)

“Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such terms and conditions (including continued employment or engagement or performance conditions) as the Committee determines.

(cc)	“Retirement” means, except as otherwise provided in an Award Agreement, attainment of age 60 and completion of five years of continuous employment with the Company and its Affiliates.

(dd)

“Separation from Service” or “Separates from Service” means a Termination of Employment or other cessation of service that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(ee)

“Stock Appreciation Right” or “SAR” means a right that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(ff)

“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted (or the right or obligation to make future awards) by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(gg)

“Termination of Employment” means, except as otherwise provided in an Award Agreement or as otherwise determined by the Committee, ceasing to serve as an employee of the Company and its Affiliates or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company and its Affiliates; provided, however, that with respect to all or any Awards held by a Participant, the Committee may determine that (i) a leave of absence (including as a result of a Participant’s short-term or long-term disability or other medical leave) or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) service as a member of the Board or other service provider to the Company or an Affiliate shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee of the Company or an Affiliate, or (iii) service as an employee of the Company or an Affiliate shall constitute continued service/employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider to the Company or an Affiliate. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or Affiliate that employs or engages a Participant, shall be deemed to result in a Termination of Employment with the Company and its Affiliates for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding. With respect to any Award that is subject to Section 409A of the Code, a Termination of Employment shall not be deemed to occur until such Participant’s Separation from Service.

Section III. Eligibility

Any Spin-Off Participant.

Section IV. Effective Date and Termination of Plan

This Plan shall become effective as of the date of the consummation of the Spin-Off (the “Effective Date”). The Plan shall remain available for the grant of Awards until the 10th anniversary of the Effective Date; provided, however, that no Incentive Stock Option may be granted under this Plan after February 11, 2032. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards granted prior to such termination.

Section V. Shares Subject to the Plan and to Awards

(a)

Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be equal to the number of shares of Common Stock necessary to satisfy all Spin-Off Awards upon exercise or settlement, as applicable (the “Share Reserve”). The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section XV shall be subject to adjustment as provided in Section XV. The shares of Common Stock issued under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market or in private transactions.

(b)

Future Use of Share Reserve. Shares subject to Awards that have been canceled, terminated, expired unexercised, forfeited or settled in cash shall be available for granting Awards under the GE Vernova Inc. 2024 Long-Term Incentive Plan; provided, however, that (i) shares subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award (including shares that were subject to an Award but were not issued or delivered as a result of the net settlement or net exercise of such Award) and (ii) shares repurchased on the open market with the proceeds of an Option exercise, in each case, shall not be available for issuance under this Plan.

(c)

Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a preexisting plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares (i) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, (ii) shall only be made to individuals who were not employees or service providers of the Company or its Affiliates at the time of such acquisition or combination, and (iii) shall comply with the requirements of any stock exchange, market or quotation system on which the Common Stock is traded, listed or quoted.

(d)

Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall be equal to the Share Reserve, which number shall be calculated and adjusted pursuant to Section XV only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(e)

Limits on Non-Employee Director Compensation. The aggregate dollar value of equity-based and cash compensation granted under this Plan (excluding the Spin-Off Awards) to any non-employee director (determined at the grant date and, for equity-based Awards, in accordance with FASB ASC Topic 718) shall not exceed $1 million (U.S. dollars) during any calendar year.

Section VI. Administration of the Plan

(a)

Administrator of the Plan. The Plan shall be administered by the Committee. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors or officers of the Company (with the power to re-delegate such authority), and any such subcommittee (or its delegate) shall be treated as the Committee for all purposes under this Plan; provided, however, that no Award may be granted to an Eligible Person who is then subject to Section 16 of the Act in respect of the Company by any such subcommittee unless such subcommittee is composed solely of two or more “non-employee directors” within the meaning of Rule 16b-3(b)(3) promulgated under the Act. The Committee may designate and delegate to one or more officers or employees of the Company or any Affiliate, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

(b)

Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including:

(i)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii)	to determine the Eligible Persons to which Awards shall be granted, if any, hereunder and the timing of any such Awards;

(iii)	to prescribe and amend the terms of the Award Agreements, to grant Awards and to determine the terms and conditions thereof;

(iv)	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, vesting, exercise or settlement of any Award;

(v)	to prescribe and amend the terms or form of any document or notice required to be delivered to the Company or the applicable Affiliate by Participants under this Plan;

(vi)	to determine the extent to which adjustments are required pursuant to Section XV;

(vii)

to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(viii)	to approve corrections in the documentation or administration of any Award; and

(ix)	to make all other determinations it deems necessary or advisable for the administration of this Plan.

For the avoidance of doubt, employment determinations with respect to GE Participants shall be made by GE, as described in Section I.

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section XIX: (i) waive or amend the operation of Plan provisions respecting vesting, exercise or settlement in connection with a Termination of Employment or Separation from Service, and/or (ii) waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c)

Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of (or operation of) any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)

Indemnification. Subject to requirements of applicable law, each individual who is or shall have been a member of the Board, the Committee or an officer or manager of the Company to whom authority was delegated in accordance with Section VI shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her; provided, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section VII. Plan Awards

(a)

Terms Set Forth in Award Agreement. Awards may be granted to Eligible Persons as determined by the Committee at any time, and from time to time, prior to the termination of the Plan. Receipt of an Award does not obligate the Committee to provide future Awards to an Eligible Person. The terms and conditions of each Award shall be set forth in an Award Agreement that includes (other than for Restricted Stock) the time or times at or within which the shares of Common Stock or cash, as applicable, may be acquired from the Company and the consideration, if any, that must be paid. Such Award Agreement may contain, incorporate or reference such applicable terms and conditions described in this Plan and/or such other terms and conditions determined by the Committee consistent with its authority under this Plan. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms or interpretations. Accordingly, individual Award Agreements may vary.

(b)

Termination of Employment. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Termination of Employment or Separation from Service.

(c)

Rights of a Shareholder. Except as otherwise set forth in the applicable Award Agreement, a Participant shall have no rights as a shareholder (including voting rights) with respect to shares of Common Stock covered by an Award, other than Restricted Stock, until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Sections X(b), XI(b), XII or XV of this Plan or as otherwise provided by the Committee.

(d)

Fractional Shares. The Committee, in its sole discretion, shall determine whether fractional shares of Common Stock may be issued pursuant to an Award or in settlement thereof and shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares. In addition, the Committee shall determine whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section VIII. Options

(a)

Grant, Term and Price. The grant, issuance, vesting, exercise or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than 10 years, except that the term of an Option (other than an Incentive Stock Option) shall be automatically extended if the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option at the time of its scheduled expiration, in which case the Option shall expire on the 30th day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which may not be less than the Fair Market Value of such shares on the date of grant unless (i) such Option is granted as a Substitute Award or assumed in connection with the Spin-Off and (ii) such exercise price is based on a formula set forth in the terms of the original option agreement or the applicable merger or acquisition agreement that satisfies the requirements of Section 424(a) of the Code if such options are Incentive Stock Options and Section 409A of the Code if such options are Nonqualified Stock Options. The exercise price of any Option may be paid by such methods as determined by the Committee, including by cash in U.S. dollars, by an irrevocable commitment to use the proceeds from a sale of shares of Common Stock issuable under an Option, by delivery of previously owned shares of Common Stock or by withholding of shares of Common Stock otherwise deliverable upon exercise.

(b)

No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section XV), the Committee shall not, without shareholder approval: (i) reduce the exercise price of a previously awarded Option or (ii) at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.

(c)

No Reload Grants. Options shall not be granted under the Plan in consideration for, and shall not be conditioned upon the delivery of, shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d)

Incentive Stock Options. Notwithstanding anything to the contrary in this Section VIII, in the case of the grant of an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant. Further notwithstanding anything to the contrary in this Section VIII, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed Nonqualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any of its “subsidiary corporations” within the meaning of Section 424 of the Code) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code).

(e)

No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

Section IX. Stock Appreciation Rights

(a)

General Terms. The grant, issuance, vesting, exercise or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of a Stock Appreciation Right shall in no event be greater than 10 years, except that the term of a Stock Appreciation Right shall be automatically extended if the Participant holding such Stock Appreciation Right is prohibited by law or the Company’s insider trading policy from exercising the Stock Appreciation Right at the time of its scheduled expiration, in which case the Stock Appreciation Right shall expire on the 30th day following the date such prohibition no longer applies. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR shall be canceled automatically to the extent of the number of shares covered by such exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section VIII and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section VIII and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b)

No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section XV), the Committee shall not, without shareholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right, and at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without shareholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

(c)

No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of a Stock Appreciation Right or any shares of Common Stock subject to a Stock Appreciation Right until the Participant has become the holder of record of such shares.

Section X. Restricted Stock and Restricted Stock Units

(a)

Vesting and Performance Criteria. The grant, issuance, vesting or settlement of any Restricted Stock or Restricted Stock Units shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock or Restricted Stock Unit Awards as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(b)

Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee; provided, however, that such dividends and other distributions will be subject to the same restrictions on transferability and vesting conditions as the Restricted Stock with respect to which they were distributed. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock or paid in cash. Shares underlying Restricted Stock Units shall be entitled to Dividend Equivalents only to the extent provided by the Committee; provided, however, that such Dividend Equivalents will be subject to the same vesting conditions as the underlying Restricted Stock Units.

Section XI. Other Stock-Based Awards

(a)

General Terms. Subject to limitations under applicable law, the Committee is authorized to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Common Stock delivered pursuant to an Other Stock-Based Award in the nature of a purchase right granted under this Section XI shall be purchased for such consideration and paid for at such times, by such methods and in such forms (including cash, Common Stock, other Awards or other property) as the Committee shall determine.

(b)

Dividends and Distributions. Shares underlying Other Stock-Based Awards shall be entitled to Dividend Equivalents only to the extent provided by the Committee; provided, however, that such Dividend Equivalents will be subject to the same vesting conditions as the underlying Other Stock-Based Award.

Section XII. Performance Awards

The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the amount of cash or the number of shares of Common Stock, Options, SARs, Restricted Stock or Restricted Stock Units to be granted, retained, vested, issued or paid pursuant to a Performance Award. A Performance Award may be identified as “Performance Share,” “Performance Equity,” “Performance Unit” or other such term as chosen by the Committee. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of a Performance Award that is an Option or Stock Appreciation Right or any shares of Common Stock subject to such Option or Stock Appreciation Right until the Participant has become the holder of record of such shares. Shares underlying other Performance Awards shall be entitled to Dividend Equivalents only to the extent provided by the Committee; provided, however, that such Dividend Equivalents will be subject to the same vesting conditions as the underlying Performance Award.

Section XIII. Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon vesting or other events with respect to Restricted Stock Units or Other Stock-Based Awards. Notwithstanding any provision of the Plan to the contrary, (i) no Award shall provide for deferral of compensation that does not comply with Section 409A of the Code and (ii) in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of additional tax under Section 409A of the Code. None of the Company, its Affiliates, the Board, the Committee or any delegates thereof shall have any liability for its actions or otherwise to a Participant or any other party if an Award that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant.

Section XIV. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock subject to or issued upon exercise or settlement of an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the grant, issuance, vesting, exercise or settlement of such Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales or other transfers by the Participant of any shares of Common Stock issued under an Award, including (a) restrictions under an insider trading policy, a stock ownership policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

Section XV. Adjustment of and Changes in the Stock

(a)

The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding) shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to (i) comply with Section 424 of the Code, (ii) treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction, and/or (iii) increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s shareholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, performance criteria, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued or issuable pursuant to such an adjustment.

(b)

In the event there is any other change in the number or kind of outstanding shares of Common Stock (or other securities into which such Common Stock is changed or for which it is exchanged) by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be affected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in such event, the Committee may (i) accelerate the time or times at which any Award may be exercised or settled, consistent with and as otherwise permitted under Section 409A of the Code, and/or (ii) provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c)

In the event of a Change in Control, the Committee, acting in its sole discretion without the consent or approval of any Participant, may take one or more of the following actions, which may vary among individual Participants and/or among Awards held by any individual Participant:

(i)	accelerate vesting or waive any forfeiture conditions;

(ii)

accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of Participants thereunder shall terminate;

(iii)

redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company of some or all of the outstanding Awards held by a Participant (irrespective of whether such Awards are then vested or exercisable) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each Participant an amount of cash or other consideration per Award equal to the Change in Control Price (less the exercise price with respect to an Option or SAR with an exercise price that is less than or equal to the Change in Control Price) or no consideration if the exercise price of an Option or SAR exceeds the Change in Control Price;

(iv)	separately require the mandatory surrender of Dividend Equivalents in exchange for such cash or other consideration (if any) determined by the Committee in is sole discretion; or

(v)

make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof).

Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction (or any parent or subsidiary thereof) does not assume or continue outstanding Awards or issue substitute awards upon the Change in Control in a manner determined by the Committee, in its sole discretion, pursuant to this Section XV(c), all Awards that are not assumed, continued or substituted for shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (B) in the case of any Performance Award, all conditions to the grant, issuance, vesting or settlement of (or any other restrictions applicable to) such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, as determined by the Committee, and (C) in the case of outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards (other than a Performance Award), all conditions to the grant, issuance, vesting or settlement of (or any other restrictions applicable to) such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section XV(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d)

For the avoidance of doubt, no provision of the Plan or any Award Agreement shall provide to any Participant a gross-up payment or other compensation for any taxes imposed by Section 4999 of the Code or otherwise.

Section XVI. Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, as permitted by the Committee under procedures it establishes, a Participant may (i) transfer or assign an Award as a gift to any “family member” (as such term is defined for purposes of the Registration Statement on Form S-8) who may be entitled to exercise any assigned Options or Stock Appreciation Rights only during the lifetime of the assigning Participant and (ii) designate one or more beneficiaries with respect to Awards in the event of a Participant’s death who may be entitled to exercise any Options or Stock Appreciation rights as provided by the Committee. In such case, such family member or beneficiary shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award, and the Participant’s estate will be deemed the beneficiary in the absence of a beneficiary designation.

Section XVII. Compliance with Laws and Regulations

(a)

This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, governmental and regulatory approvals, and stock exchange rules and regulations. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to (or the Committee deems it infeasible to) obtain approval from any regulatory body deemed by the Company’s counsel to be advisable to the lawful issuance and sale of any shares of Common Stock hereunder, the Company, its Affiliates, the Board, the Committee and any delegates thereof shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock.

(b)

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may (in its sole discretion) modify the provisions of the Plan or such Award (or create sub-plans) as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, vesting, exercise or settlement of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

Section XVIII. Withholding

To the extent required by applicable foreign, federal, state or local law, a Participant shall (and the Committee may) make arrangements acceptable to the Company for the satisfaction of any tax withholding obligations that arise with respect to any Award or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant’s rights, issue shares of Common Stock, or recognize the disposition of shares of Common Stock, under an Award until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by (i) the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, (ii) the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other Award held by the Participant, or (iii) the Participant tendering to the Company cash or shares of Common Stock. None of the Company, its Affiliates, the Board, the Committee or any delegates thereof shall be liable to a Participant or any other person as to any tax consequence expected but not realized (or unexpected and realized) due to the grant, issuance, vesting, exercise or settlement of any Award.

Section XIX. Amendment of the Plan or Awards

The Board or its designee may amend, alter, suspend or terminate the Plan at any time and for any reason, and the Committee or its designee may amend or alter any Award Agreement or other document evidencing an Award made under this Plan. Notwithstanding the foregoing and except as provided in Section XV, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided in Section VIII(a);

(c)	reprice outstanding Options or SARs as described in Sections VIII(b) and IX(b);

(d)	extend the term of this Plan;

(e)	change the class of Eligible Persons;

(f)	increase the individual maximum limits in Section V(e); or

(g)	otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange, market or quotation system on which the Common Stock is traded, listed or quoted.

Except as otherwise provided in any Award Agreement, no amendment or alteration to the Plan, an Award or an Award Agreement shall be made which would materially impair the rights of the Award holder without the Award holder’s consent. Notwithstanding the foregoing, no such consent shall be required to the extent the Committee determines, in its sole discretion and prior to the date of any applicable Change in Control, that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or accounting standard (or to avoid adverse financial accounting consequences) or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award (or has been adequately compensated).

Section XX. Other

(a)

Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

(b)

Governing Law. This Plan and any Award Agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of New York and applicable federal law, including securities laws. All references in this Plan or an Award Agreement or similar document to laws, rules, regulations, contracts, agreements and instruments refer to (i) all rules, regulations and administrative guidance promulgated thereunder, (ii) such items as they may be amended from time to time and (iii) any successor law, rule or regulation of similar effect or applicability.

(c)

No Right to Employment, Reelection or Continued Service. Nothing in this Plan or related to any Award shall itself (i) constitute an employment contract with the Company or its Affiliate, (ii) confer upon any Participant any right to continue employment or service for any specified period of time or (iii) limit in any way the right of the Company or its Affiliates to terminate any Participant’s employment, service on the Board or other service at any time and for any reason not prohibited by law. Subject to Sections IV and XIX, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Affiliates, the Board, the Committee or any delegates thereof.

(d)

Specified Employee Delay. If, upon Separation from Service, a Participant is a “specified employee” within the meaning of Section 409A of the Code, any payment under this Plan that is subject to Section 409A of the Code and would otherwise be paid within six months after the Participant’s Separation from Service will instead be paid in the seventh month following the Participant’s Separation from Service.

(e)

Severability. If any provision of the Plan or any Award shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or any Award, each of which shall remain in full force and effect. Likewise, if the Committee determines that any provision would disqualify the Plan or any Award under any law, rule or regulation it deems applicable, such provision shall be construed or deemed amended to conform with the applicable law, rule or regulation, as determined by the Committee.

(f)

Unfunded Plan. The Plan is intended to be an unfunded plan, and Participants are general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the Company’s creditors.

(g)

Interpretation. Headings are used within the Plan, Award Agreements and other related documents solely as a convenience shall not be deemed in any way material or relevant to the construction or interpretation of any provision of the Plan. The use of the word “including” following any general statement in the Plan, Award Agreements or any related documents shall not be construed to limit the scope of such statement, regardless of whether it is accompanied by non-limiting language (such as “without limitation”).

Section XXI. Clawback/Recoupment

If a Participant’s Termination of Employment or Separation from Service is for Cause or if the Committee determines in its sole discretion that a Participant has engaged in conduct that (a) constitutes a breach of an agreement with the Company or its Affiliate, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or its Affiliate or (c) occurred prior to the Participant’s Termination of Employment or Separation from Service and would give rise to a termination for Cause (regardless of whether such conduct is discovered before, during or after the Participant’s Termination of Employment or Separation from Service), the Participant shall forfeit the Participant’s right to any unvested or unexercised Awards and may be required to repay any cash, Common Stock or other property received pursuant to vested and exercised Awards to the extent recovery is permitted by law. The remedy under this Section XXI is not exclusive and shall not limit any right of the Company under applicable law, including a remedy under (i) Section 10D of the Act, (ii) any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and/or (iii) any Company policy adopted with respect to compensation recoupment.

In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of misconduct. No recovery of compensation described in this Section XXI will give rise to a right to resign for “good reason” or a “constructive termination” as such terms (or any similar term) are used in any agreement between any Participant and the Company or its Affiliate.